Exhibit 2.1

SECOND Amendment to

SHARE EXCHANGE AGREEMENT

This SECOND AMENDMENT TO SHARE EXCHANGE AGREEMENT (the “Second Amendment”), dated as of January 28, 2020, by and among Diginex Ltd., a Hong Kong company (the “Company”), the stockholders of the Company (each, a “Stockholder” and collectively the “Stockholders”), Pelham Limited, a Hong Kong company, as the representative of the Stockholders (the “Stockholders’ Representative”), Diginex Limited, a Singapore public company limited by shares (“Singapore NewCo”) (f/k/a Digital Innovative Limited), DIGITAL INNOVATIVE LIMITED, a British Virgin Islands business company (“BVI NewCo”), and 8i Enterprises Acquisition Corp, a British Virgin Islands business company (the “Purchaser”).

W I T N E S S E T H :

A.	The Company, the Stockholders, the Stockholders’ Representative and the Purchaser entered into that certain Share Exchange Agreement, dated as of July 9, 2019 (the “Share Exchange Agreement”).

B.	The Company, the Stockholders, the Stockholders’ Representative, Singapore NewCo, BVI NewCo, and the Purchaser entered into that certain Amendment and Joinder to the Share Exchange Agreement, dated October 8, 2019 (the “Amendment and Joinder”).

C.	The parties to the Share Exchange Agreement and the Amendment and Joinder desire to make certain amendments to the Share Exchange Agreement (as amended by the Amendment and Joinder) as set forth in this Second Amendment.

The parties hereto accordingly agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Share Exchange Agreement and the Amendment and Joinder.

2. Amendments.

a. Definitions.

i. Amendments to Definitions. The following definition contained in Article I of the Share Exchange Agreement (as amended by the Amendment and Joinder) is hereby deleted in its entirety and the following is inserted in its place:

1.31 “Company Private Placement” means an issuance of new ordinary shares in the Company for up to $50 million to be completed no later than the Closing Date.

3. No Other Amendments. Except for the amendments expressly set forth in this Second Amendment, the Share Exchange Agreement (as amended by the Amendment and Joinder) shall remain unchanged and in full force and effect.

4. Entire Agreement. The Share Exchange Agreement (as amended by the Amendment and Joinder and this Second Amendment) together with the Additional Agreements, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth in the Share Exchange Agreement (as amended by the Amendment and Joinder and this Second Amendment) or the Additional Agreements. The Share Exchange Agreement (as amended by the Amendment and Joinder and this Second Amendment) supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein; provided, however, that the parties hereto acknowledge that the Section entitled “No Trading” in that certain Summary of Non-Binding Terms between the Company and Singapore NewCo (as amended) shall remain in full force and effect.

5. Governing Law. This Second Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

6. Severability. A determination by a court or other legal authority of competent jurisdiction that any provision of this Second Amendment is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties hereto shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

7. Counterparts; Facsimile Signatures. This Second Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Second Amendment shall become effective upon delivery to each party hereto an executed counterpart or the earlier delivery to each party hereto an original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

8. Captions. Captions are not a part of this Second Amendment, but are included for convenience, only.

9. Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Second Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Purchaser:

8i Enterprises Acquisition Corp

By:	/s/ James Tan
Name:	James Tan
Title:	CEO

Company:

Diginex Ltd.

By:	/s/ Miles Pelham
Name:	Miles Pelham
Title:	Chairman

Stockholders’ Representative:

Pelham Limited

By:	/s/ Miles Pelham
Name:	Miles Pelham

Stockholders:

/s/ Miles Pelham
Name:	Miles Pelham

Singapore NewCo:

Diginex Limited

By:	/s/ Stelios Moussis
Name:	Stelios Moussis
Title:	Director

BVI NewCo:

DIGITAL INNOVATIVE LIMITED

By:	/s/ Miles Pelham
Name:	Miles Pelham
Title:	Director

[Signature page to Second Amendment to Share Exchange Agreement]